Exhibit 99

                                  News Release
                                                                 March 10, 2006

For Release:      Immediately
Contact: Denise D. VanBuren, (845) 471-8323

              Executive Nominated to Board of CH Energy Group, Inc.

(Poughkeepsie, NY) The Board of Directors of CH Energy Group, Inc. (NYSE: CHG) has nominated Ernest R. Verebelyi to begin serving as a Director following the corporation's Annual Meeting on April 25, 2006, following his election by shareholders at that meeting.

     "We believe that Mr. Verebelyi will provide extensive business expertise as a senior executive of large, publicly traded corporations, and we look forward to the contributions he will surely provide to the governance and oversight of CH Energy Group," said Chairman of the Board, President and C.E.O. Steven V. Lant. Lant added that Verebelyi was selected following a national search conducted by an independent executive recruitment firm.

     Verebelyi is currently a Director and the Non-Executive Chairman of the Columbus McKinnon Corporation. He retired in 2002 from Terex Corporation, a global diversified equipment manufacturer, where he served as Group President. Verebelyi held the position of Executive Vice President at both General Signal Corporation and the Special Products Division of Emerson Electric. His early work experience included service with Hussmann Corporation and the General Electric Company. Verebelyi is a graduate of G.E.'s Management Training Program who holds a degree in Ceramic Engineering from the University of Missouri at Rolla.

     CH Energy Group, Inc.'s Board currently consists of nine members. E. Michel Kruse and Manuel J. Iraola are presently serving as directors and have been nominated for reelection at the Annual Meeting. A current director, Heinz K. Fridrich, will not be serving as a director following the Annual Meeting.

About CH Energy Group

With nearly 450,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 363,500 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to more than 83,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as interests in a Lexington, Neb., ethanol plant and two wind power projects.

                                      # # #

In connection with CH Energy Group, Inc.'s 2006 Annual Meeting of Shareholders, including the solicitation of proxies for the election of directors, CH Energy Group has filed a proxy statement with the Securities and Exchange Commission (the "SEC"). Security holders are advised to read the proxy statement in its entirety as it contains important information. Security holders may obtain a free copy of the proxy statement, as well as other relevant materials filed with the SEC concerning CH Energy Group, at the SEC's website at www.sec.gov. CH Energy Group, its directors, certain of its executive officers and any nominee for whose election as a director proxies are being solicited, including those nominees referred to in this press release, may be deemed to be participants in the solicitation of proxies for the election of directors at CH Energy Group's 2006 Annual Meeting of Shareholders within the meaning of SEC rules. Information regarding CH Energy Group, its directors, such executive officers and such nominees, and their interests, is included in the proxy statement for CH Energy Group's 2006 Annual Meeting of Shareholders.